UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule § 240.14a-12

IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2016

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation, which will be held at our corporate offices, 50 Rio Robles, San Jose, California 95134, on June 3, 2016, at 9:30 a.m. Pacific Daylight Time.

At the Annual Meeting, stockholders will be asked to vote on each of the two proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, IF PERMITTED BY THE BROKER OR OTHER NOMINEE THAT HOLDS YOUR SHARES. IF YOU RECEIVE A PAPER COPY OF THE PROXY MATERIALS, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of our company. We look forward to seeing you at the Annual Meeting.

Sincerely,

CARL SCHLACHTE

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2016

The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation will be held at our corporate headquarters, 50 Rio Robles, San Jose, California 95134, on June 3, 2016, at 9:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect two (2) Class II directors to hold office for the applicable term and until their successors are elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 6, 2016 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

On or about April 27, 2016, we will mail a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

CARL SCHLACHTE

Chairman of the Board

San Jose, California

April 27, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2016: THIS PROXY STATEMENT AND THE

ANNUAL REPORT ARE AVAILABLE AT

http://ir.immersion.com/annual-proxy.cfm

IMMERSION CORPORATION

2016 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

We are providing you with these proxy materials in connection with the solicitation by the Board of Directors of Immersion Corporation, of proxies to be used at our 2016 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will be held at our corporate headquarters, 50 Rio Robles, San Jose, California 95134 on June 3, 2016 at 9:30 a.m. Pacific Daylight Time. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form, and our 2015 Annual Report to Stockholders will be mailed to or otherwise made available to our stockholders on or about April 27, 2016.

QUESTIONS AND ANSWERS

What is included in the proxy materials?

The proxy materials for our Annual Meeting include the Notice of Annual Meeting, this proxy statement and our 2015 Annual Report to Stockholders on Form 10-K (the “2015 Annual Report”). If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

Who is soliciting my vote?

The Board of Directors of Immersion Corporation is soliciting your vote at our Annual Meeting.

Who is entitled to vote?

You may vote if you were the record owner of Immersion Corporation common stock as of the close of business on April 6, 2016. Each share of common stock is entitled to one vote. As of April 6, 2016, we had 28,818,870 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

Who can attend the Annual Meeting?

Stockholders of record at the close of business on April 6, 2016 may attend the Annual Meeting. You must bring with you a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting. If you are a beneficial owner of our common stock, you must also bring with you to the Annual Meeting a legal proxy from the organization that holds your shares or a brokerage statement showing your ownership of shares as of the close of business on the record date. If you are a representative of an institutional stockholder, you must also bring a legal proxy or other proof that you are a representative of a firm that held shares as of the close of business on the record date and that you are authorized to vote on behalf of the institution.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our outstanding shares of common stock as of April 6, 2016, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with our registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” or “street name” holder of those shares.

What is a broker non-vote?

Applicable rules permit brokers to vote shares held in street name on routine matters when the brokers have not received voting instructions from the beneficial owner on how to vote those shares. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. Shares that are not voted on non-routine matters are called broker non-votes. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What routine and non-routine matters will be voted on at the Annual Meeting?

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. The election of directors is a non-routine matter.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present, but are not considered votes cast. Accordingly, broker non-votes and abstentions will have no effect on the vote for any matter properly introduced at the Annual Meeting.

What are my voting choices for each of the proposals to be voted on at the Annual Meeting and how does the Board recommend that I vote my shares?

		More Information	Voting Choices and Board Recommendation
PROPOSAL 1	Election of two Class II Directors	Page 8	• vote FOR the nominees; or • withhold your vote for the nominees. The Board recommends a vote FOR the nominees.
PROPOSAL 2	Ratification of Independent Registered Public Accounting Firm	Page 49	• vote FOR the ratification; • vote against the ratification; or • abstain from voting on the ratification. The Board recommends a vote FOR the ratification.

How many votes are needed to approve each proposal?

Proposal 1: The director nominees receiving the highest number of “FOR” votes will be elected.

Proposal 2: The number of “FOR” votes must constitute at least a majority of the votes cast.

How do I vote?

Stockholders of Record: You can vote either in person at the Annual Meeting or by proxy. Persons who vote by proxy need not, but are entitled to, attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy.

This proxy statement, the accompanying proxy card and the 2015 Annual Report are being made available to our stockholders on the Internet at www.envisionreports.com/IMMR through the notice and access process.

You may vote your shares as follows—in all cases, have your proxy card in hand:

Vote over the Internet 24/7 at www.envisionreports.com/IMMR	Dial toll-free 24/7 (800) 652-VOTE within the USA, US territories & Canada
Vote using your tablet or smartphone	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Beneficial Stockholders: If you hold your shares of Immersion Corporation common stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please note that brokers may not vote your shares on Proposal 1 (Election of Directors) in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted on these matters.

If you plan to vote in person at the Annual Meeting and you hold your shares of Immersion Corporation common stock in street name, you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

How can I revoke my proxy?

You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary at Immersion Corporation, 50 Rio Robles, San Jose, California 95134 so that it is received prior to the close of business on June 2, 2016.

Can I change my vote?

Yes. You can change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Daylight Time on June 2, 2016;

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting; or

•	voting again at the Annual Meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A. (“Computershare”) to count the votes represented by proxies and cast by ballot, and Anne Peters, our General Counsel and Corporate Secretary, has been appointed to act as Inspector of Election.

When will we announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. Within four business days of the Annual Meeting, we will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker has the authority to vote your shares for “routine” matters even if you do not provide the broker with voting instructions.

Without instructions from you, the broker may not vote on any proposals other than the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2016, which is a routine matter.

What if I am a stockholder of record and return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card (Proposal 1), and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2).

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you do not provide voting instructions to your bank or broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Do we have a policy about directors’ attendance at the Annual Meeting?

Pursuant to the Corporate Governance Principles, directors are strongly encouraged to attend the Annual Meeting. Messrs. Viegas, Sugishita, Veschi, Habiger, Schlachte and Saltich attended the 2015 Annual Meeting of Stockholders.

How can I access Immersion Corporation’s proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the 2015 Annual Report are being made available to our stockholders on the Internet at www.edocumentview.com/IMMR through the notice and access process. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own Immersion Corporation common stock in your name, you can choose this option and reduce the cost of producing and mailing these documents and help the environment by checking the box for electronic delivery on your proxy card, or by following the instructions provided when you vote by telephone or over the Internet. If you hold your Immersion Corporation common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year in the mail containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by following the directions set forth on the Notice of Internet Availability.

Who bears the cost of this proxy solicitation?

Our Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Immersion Corporation common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

How do I submit a proposal for action at the 2017 Annual Meeting of Stockholders?

A proposal for action to be presented by any stockholder at the 2017 Annual Meeting of Stockholders will be acted upon only:

•

if the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the proposal is received by our Corporate Secretary on or before December 25, 2016;

•

if the proposal is not to be included in the proxy statement, pursuant to our Bylaws, the proposal is submitted in writing to our Corporate Secretary on or before December 25, 2016 and such proposal is, under Delaware General Corporation Law (“Delaware Law”), an appropriate subject for stockholder action; or

•

in the case of nominating directors, if we increase the number of directors to be elected at our 2017 Annual Meeting of Stockholders and there is no public announcement by us naming the nominees for additional directorships by December 15, 2016, we must receive proposals for nominations no later than the close of business on the 10th day following the day on which such public announcement is made.

In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2017 Annual Meeting of Stockholders to present such proposal.

Proposals should be sent to our Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, California 95134.

How can I view or request copies of our corporate documents and SEC filings?

Our website contains our Certificate of Incorporation, Bylaws, Corporate Governance Principles, Board Committee Charters, the Code of Business Conduct and Ethics and our SEC filings. To view these documents, go to www.immersion.com, click on “Investor Relations” and click on “Governance.” To view our SEC filings and Forms 3, 4 and 5 filed by our directors and executive officers, go to www.immersion.com, click on “Investor Relations” and click on “Financial Info.”

We will promptly deliver free of charge a copy of our 2015 Annual Report Form 10-K to any stockholder requesting a copy. Requests should be directed to our Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, CA 95134.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “1934 Act”), only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of the proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to our Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, CA 95134.

Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, Computershare, to request that only a single copy of the proxy statement be mailed in the future.

Contact Computershare by phone at (888) 265-3747 or by mail at 250 Royall Street, Canton, MA 02021.

Beneficial owners should contact their broker or bank.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Board of Directors of Immersion Corporation (the “Board of Directors” or the “Board”) is elected by the stockholders to oversee their interest in the long-term health and the overall success of our business and its financial strength. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting our business.

Election Process

Pursuant to our current Certificate of Incorporation, our Board membership is divided into three classes — Class I, II, and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. In accordance with our Certificate of Incorporation, the Class II directors will be elected at this Annual Meeting, the Class III directors are to be elected at the annual meeting of stockholders in 2017 and, the Class I directors are to be elected at the annual meeting of stockholders in 2018. If a quorum is present and voting, the nominees for Class II directors receiving the greatest number of votes will be elected as Class II directors. Any votes withheld and broker non-votes have no effect on the vote.

Nomination of Directors

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for Board membership. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, which are described in further detail below. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group of directors with diverse and relevant experience that can best perpetuate our success and represent stockholder interests through sound judgment.

The Nominating and Corporate Governance Committee may seek the input of other members of the Board or management in identifying candidates who meet the criteria outlined above. In addition, the Nominating and Corporate Governance Committee may use the services of consultants or a search firm. The Nominating and Corporate Governance Committee will consider recommendations by our stockholders of qualified director candidates for possible nomination by the Board. Stockholders may recommend qualified director candidates by writing to our Corporate Secretary at Immersion Corporation, 50 Rio Robles, San Jose, California 95134. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Nominating and Corporate Governance Committee may conduct interviews with the candidate or request additional information from the candidate. The Nominating and Corporate Governance Committee uses the same process for evaluating all candidates for nomination by the Board, including those recommended by stockholders. Our Bylaws permit persons to be nominated as directors directly by stockholders under certain conditions. To do so, stockholders must comply with the advance notice requirements outlined under “How do I submit a proposal for action at the 2017 Annual Meeting of Stockholders?” above in the Question and Answer section of this proxy statement.

Qualifications of Directors

When evaluating potential director nominees, the Nominating and Corporate Governance Committee considers each individual’s professional expertise and educational background in addition to the individual’s general qualifications. The Nominating and Corporate Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences in order to establish and maintain a Board that is strong in its collective knowledge and that can fulfill its responsibilities and oversee our business consistent with its fiduciary duty to stockholders.

The Nominating and Corporate Governance Committee communicates with the Board to identify backgrounds, qualifications, professional experiences, and areas of expertise that impact our business that are particularly desirable for our directors to possess in order to help meet specific Board needs, including:

•	Industry knowledge, especially in our key markets of mobile devices, content, gaming and automotive, which is vital in understanding and reviewing our strategy;
•

Operating experience as current or former executives, which gives directors specific insight, and expertise that will foster active participation in the development of our business strategy and provide the appropriate tools for overseeing the implementation of our operating plan;

•

Executive leadership experience, which gives directors who have served in significant leadership positions strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	Accounting and financial expertise, which enables directors to analyze our financial statements and oversee our accounting and financial reporting processes;
•

Public company board and corporate governance experience, which provides directors a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of our stockholders’ interests; and

•	Technology licensing and IP monetization experience, which is the core focus of our strategy.

The following table highlights each director’s specific skills, knowledge and experience. A particular director may possess other skills, knowledge or experience even though they are not indicated below.

	Industry	Operating	Leadership	Accounting and Financial	Public Company Board/ Corporate Governance	Technology Licensing and IP Monetization
Director
Carl Schlachte	Ö	Ö	Ö	Ö	Ö	Ö
David Habiger	Ö	Ö	Ö	Ö	Ö	Ö
Jack Saltich	Ö	Ö	Ö	Ö	Ö	Ö
Victor Viegas	Ö	Ö	Ö	Ö	Ö	Ö
David Sugishita	Ö	Ö	Ö	Ö	Ö
John Veschi	Ö	Ö	Ö	Ö	Ö	Ö

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

2016 Nominees for Director

Our Board’s nominees for election as Class II directors are David Sugishita and John Veschi. Mr. Sugishita and Mr. Veschi currently serve on the Board and were elected by the stockholders at the 2013 and 2015 Annual Meeting of Stockholders respectively. If elected, Mr. Sugishita and Mr. Veschi will hold office until the 2019 Annual Meeting of Stockholders and until their successors are elected and qualified.

We have no reason to believe that Messrs. Sugishita, or Veschi will be unable or unwilling to serve if elected. However, if they should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

The Board believes that Messrs. Sugisita, and Veschi’s qualifications, skills and experiences would contribute to an effective and well-functioning Board. The Board and the Nominating and Corporate Governance Committee believe that the above named nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to our management.

Included in each of the nominee’s biography below is an assessment of his specific qualifications, attributes, skills and experience based on the qualifications described above.

There are no family relationships between Messrs. Sugishita, or Veschi, any directors, or any of our executive officers.

Nominees for Director – Class II Directors – To Be Elected for a Term Expiring in 2019

David Sugishita

Director since 2010

Age: 68

Board Committees: Audit (Chair), Compensation

Education: B.S. in Finance from San Jose State University and an M.B.A from Santa Clara University

Professional Experience: Mr. Sugishita served as the non-executive Chairman of the Board of Atmel Corporation from August 2006 to April 2016, and served as a director of Atmel from February 2004 to April 2016. In addition, Mr. Sugishita was Chairman of the Audit Committee of Atmel. Previously he served on the board of directors of Micro Component Technology, Inc. from 1994 to 2009, Magma Design Automation from 2010 to 2011, and Ditech Networks, Inc. from 2003 to 2012. Mr. Sugishita is retired and previously held various senior financial management positions with SONICblue Inc. (EVP/CFO), RightWorks (EVP/CFO), Synopsys (SVP/CFO), Actel (SVP/CFO), Micro Component Technology (SVP/CFO), Applied Materials (VP/ Corporate Controller) National Semiconductor (VP/Finance), Fairchild Camera & Instrument (Controller) and Intersil (Controller) during the past 40 years.

Director Qualifications: Mr. Sugishita brings to the Board over two decades of experience as a financial executive officer and member of the boards of directors of public high technology companies, specifically in the semiconductor industry, which is an important vertical market for our company. Additionally, Mr. Sugishita brings many years of service on public company boards, including as Chairman, and service on audit and nomination and corporate governance committees. Mr. Sugishita’s experience is invaluable in helping us to continue to provide strong financial oversight at the Board level.

John Veschi

Director since 2014

Age: 54

Board Committees: Audit, Nominating and Corporate Governance

Other Public Company Boards: None

Education: B.S. in Electrical Engineering from Lafayette College, J.D. from University of Maryland and M.B.A. from George Washington University

Professional Experience: Mr. Veschi has served as the CEO of Marquis Technologies, a technology and IP consulting business since January 2015. Prior to that, Mr. Veschi served as the CEO of Rockstar Consortium from July 2011 through January 2015 at which time Rockstar was woundup as a result of a $900 million asset sale to RPX. From 2008 through July 2011, Mr. Veschi served as the Chief IP Officer at Nortel Networks. Nortel filed for Bankruptcy in early 2009. Mr. Veschi managed the IP function through the bankruptcy process, resulting in a $4.5 billion sale of Nortel IP assets in July 2011 to Rockstar Consortium. Prior to joining Nortel, Mr. Veschi ran licensing businesses at Agere Systems (Lucent Microelectronics spinoff) and LSI Corporation (now Broadcom). In 2011, Mr. Veschi also served on the Board of MOSAID Technologies Incorporated, one of the world’s leading IP companies, focused on the licensing and development of semiconductor and communications technologies.

Director Qualifications: Mr. Veschi brings over twenty years of law firm and corporate IP experience, including over ten years as the CEO or GM of successful IP licensing businesses. These experiences at Agere, LSI, Nortel and Rockstar make him familiar with the challenges that Immersion faces as an IP licensing company and position him to advise Immersion on such challenges.

The Board of Directors recommends a vote FOR the election of Messrs. Sugishita and Veschi as Class II directors.

Directors Serving for a Term Expiring at the 2017 Annual Meeting of Stockholders (Class III Directors)

David Habiger

Director since 2014

Age: 47

Board Committees: Compensation, Nominating and Corporate Governance

Other Public Company Boards: Control4, DTS, Echo Global Logistics, Enova, and Textura

Education: B.B.A. from St. Norbert College and an M.B.A. from the University of Chicago

Professional Experience: Mr. Habiger is currently interim Chief Executive Officer at Textura Corp. Mr. Habiger served as the Chief Executive Officer of NDS Group from July 2011 through its sale in 2012. Mr. Habiger was the President and Chief Executive Officer of Sonic Solutions from 2005 through its sale in March 2011. Mr. Habiger is a Senior Advisor to Silver Lake Partners and a Venture Partner at the Pritzker Group. Mr. Habiger serves on the advisory board for the Polsky Center for Entrepreneurship at the University of Chicago.

Director Qualifications: Mr. Habiger brings to our Board not only over eleven years of operating experience as a Chief Executive Officer, but also is considered an industry expert in media. Under his leadership, Sonic Solutions became one of the leading global providers of premium movies and TV shows via the Internet and consumer electronics devices. As Immersion continues to invest in its Content and Media business, Mr. Habiger’s experience is invaluable to help guide the company through the early stages of its business.

Carl Schlachte

Director since 2011 and Chairman of the Board since July 2012

Age: 52

Board Committees: Audit, Nominating and Corporate Governance

Education: B.S. from Clemson University

Professional Experience: Mr. Schlachte is Chairman, President and CEO of Ventiva, Inc., which designs and develops thermal management technologies for consumer applications in mobile computing, power electronics and LED lighting. From 2006 to December 2011, Mr. Schlachte was Chairman of the Board of MOSAID Technologies Incorporated, one of the world’s leading IP companies, focused on the licensing and development of semiconductor and communications technologies. From 2004 to 2009, Mr. Schlachte was President and CEO of ARC International, a leading provider of multimedia solutions to semiconductor companies worldwide. From October 2010 to 2016, Mr. Schlachte served on the Board of Peregrine Semiconductor Corp.

Director Qualifications: Mr. Schlachte brings more than 25 years of experience in the semiconductor industry, including CEO roles at global fabless semiconductor and IP companies and executive positions at Motorola and ARM Holdings plc. He has served on various public company boards and has developed a high level of financial literacy during his career as a C-level executive by overseeing the financial matters of the companies he has led.

Directors Serving for a Term Expiring at the 2018 Annual Meeting of Stockholders (Class I Directors)

Jack Saltich

Director since 2002

Age: 72

Board Committees: Compensation (Chair), Nominating and Corporate Governance (Chair)

Education: B.S. and M.S. in electrical engineering from University of Illinois

Professional Experience: Mr. Saltich served as Chairman of the Board from February 2009 until July 2012. Mr. Saltich also served as Lead Independent Director from October 2007 to February 2009. He was the Chairman and interim Chief Executive Officer of Vitex Systems, Inc., a private technology company that develops transparent ultra-thin barrier films for use in the manufacture of next-generation flat panel displays, from January 2006 to April 2011. From July 1999 to August 2005, Mr. Saltich served as the President, Chief Executive Officer and a Director of Three-Five Systems, Inc., a manufacturer of display systems and provider of electronic manufacturing services. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999, Mr. Saltich served as a Vice President of Advanced Micro Devices, where his last position was General Manager of AMD’s European Microelectronics Center in Dresden, Germany. From 1991 to 1993, Mr. Saltich served as Executive Vice President for Applied Micro Circuits Company, a company servicing the high speed telecommunications market. From 1988 to 1991, he was Vice President at VLSI Technology, a semiconductor company. From 1971 to 1988, Mr. Saltich served in a number of capacities with Motorola, Inc. Mr. Saltich serves on the board of directors of PlasmaSi, a private company, and on the Manufacturing Advisory Board for Cypress Semiconductor Corporation. Mr. Saltich previously served on the board of directors of InPlay Technologies, Inc. from 2007 to 2008, Ramtron International Corporation from 2005 to 2011, Vitex Systems from 2006 to 2011, Leadis Technology from 2006 to 2012, and Atmel Corporation from 2007 to 2016.

Director Qualifications: Mr. Saltich brings to our Board over 28 years of experience with semiconductor companies and companies specializing in display systems. Additionally, Mr. Saltich’s executive level experience at Three-Five Systems, a display company, and his experience with AMD and other semiconductor companies as well as his many years of service on public company boards and committees provides an invaluable contribution to our Board.

Victor Viegas

Director since 2002

Age: 59

Board Committees: None

Other Public Company Boards: None

Education: B.S. in Accounting and an M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California, on inactive status.

Professional Experience: Mr. Viegas was named our Chief Executive Officer in April 2010, has been serving as our Interim Chief Financial Officer since February 2016, and previously served as our Interim Chief Financial Officer from December 2011 until May 2012. He served as our Interim Chief Executive Officer beginning October 2009. Mr. Viegas was our Chief Executive Officer from October 2002 through April 2008, and President from February 2002 through April 2008. Mr. Viegas was also Chairman of our Board from October 2007 to February 2009. Mr. Viegas also served as Chief Financial Officer until February 2005, having joined us in August 1999 as Chief Financial Officer, Vice President, Finance. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment.

Director Qualifications: Mr. Viegas brings to our Board more than 15 years of intellectual property and licensing experience and comprehensive knowledge of our company and its operations. He has had the benefit of viewing us from many perspectives, including as the former and current interim

Chief Financial Officer, as the Chief Executive Officer and as a Board member. He led us through our litigation with Sony and Microsoft, through the conclusion of the financial investigation and restatement and the transition away from a medical products business to a licensing model. Mr. Viegas is responsible for managing all facets of our business, a role that provides him with critical insight into our operations and the challenges and opportunities we face and, thus, he is a key contributor to our Board’s oversight of risk, strategic and financial planning and other critical management functions.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services. Under the Compensation Committee charter, the Compensation Committee is authorized to engage consultants or advisors in connection with its review and analysis of director compensation. Directors who also serve as our employees do not receive payment for services as directors.

2015 Annual Compensation

In 2015, non-employee directors each received an annual retainer fee of $25,000, typically paid in quarterly installments on the date of each quarterly Board meeting. In addition, the Chairman of our Board received an additional retainer fee of $20,000. The Chairman of our Audit Committee received a $10,000 annual committee fee, the Chairman of our Compensation Committee received an $8,000 annual committee fee, and the Chairman of our Nominating and Corporate Governance Committee received a $3,000 annual committee fee. The other members of our Audit and Compensation Committees each received a $3,000 annual committee fee and the other members of our Nominating and Corporate Governance Committee each received a $2,000 annual committee fee. These annual committee fees are typically paid quarterly on the date of the quarterly Board meetings. Fees for partial year service are pro-rated. Directors are entitled to reimbursement of reasonable travel expenses they incur in connection with attending Board and committee meetings.

Non-employee directors are granted an option to purchase 40,000 shares of our common stock on the date the director joins the Board. This initial option, like those received by other individuals initially joining us, is granted with an effective date of the 10th business day of the month following the month the director joins the Board; the exercise price per share for such option equals the closing price per share on The NASDAQ Global Market on such effective date. Subject to continued service, such option vests as to 1/4th of the shares subject to the grant on the first anniversary of the date of commencement of service and 1/48th monthly thereafter.

Non-employee directors receive an annual grant of restricted stock units (“RSUs”) or a stock option having a value equal to $125,000, 100% of which vests on the first anniversary of the grant date.

2015 Director Compensation Table

The following table sets forth information concerning the compensation earned during 2015 by each person who served as a director during the year ended December 31, 2015:

Director (1)	Fees Earned or Paid in Cash (2)($)	Stock Awards (3)(4)($)	Option Awards (3)(5)($)	Total ($)
David Habiger	$30,000	--	124,477	154,477
Jack Saltich	$36,500	130,912	--	167,412
Carl Schlachte	$50,000	--	124,477	174,477
David Sugishita	$38,000	130,912	--	168,912
John Veschi	$25,000	--	280,565	305,565

(1)	In 2015, Mr. Viegas was our only employee director, and he did not receive any additional compensation for his services as a member of our Board while he was an employee.
(2)

Consists of meeting fees for service as a member of our Board. Fees earned by directors vary depending on the number of committees on which the director served and whether the director was Chairman of our Board or served as chair of certain committees. See “2015 Annual Compensation” above for more information.

(3)

Represents the grant date fair value of each stock option or restricted stock award, as applicable, granted in 2015 in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. For a discussion of assumptions used to calculate the FASB ASC Topic 718 grant date fair value, refer to Note 9 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. See “2015 Annual Compensation” above for more information.

(4)	For each non-employee director, below is the aggregate number of RSUs outstanding on December 31, 2015 that were all granted in 2015.

Director	Restricted Stock Awards Outstanding at December 31, 2015 (#)
David Habiger	--
Jack Saltich	10,678
Carl Schlachte	--
David Sugishita	10,678
John Veschi	--

(5)	For each non-employee director, below is the aggregate number of shares subject to options outstanding on December 31, 2015.

Director	Option Awards Outstanding at December 31, 2015 (#)
David Habiger	61,675
Jack Saltich	47,000
Carl Schlachte	61,675
David Sugishita	10,834
John Veschi	61,675

CORPORATE GOVERNANCE

We are committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens Board and management accountability and helps build public trust. The Board of Directors has established Corporate Governance Principles which provide a framework for our effective governance. The principles address matters such as the director responsibilities, director qualifications, determination of director independence, Board committee structure, Chief Executive Officer performance evaluation, management succession and stock ownership guidelines. The Board regularly reviews developments in corporate governance and updates the Corporate Governance Principles and other governance materials as it deems necessary and appropriate.

The corporate governance section of our website makes available our corporate governance materials, including the Corporate Governance Principles, the charters for each Board committee and our Code of Business Conduct and Ethics. To access these documents on our website, www.immersion.com, click on “Investor Relations” and then “Governance.”

Board Leadership Structure

Our Board has determined that having an independent director serve as Chairman of our Board is in our best interests and those of our stockholders. This Board structure enhances the independence of our Board from our management by ensuring a greater role for the independent directors in our oversight and active participation of the independent directors in setting agendas and establishing priorities and procedures for our Board. In addition, separating these roles allows our Chief Executive Officer to focus his efforts on running our business and managing our day-to-day operations, while allowing our Board to benefit from our Chairman’s extensive experience in leadership roles at a number of public companies and his knowledge and expertise in intellectual property licensing and enforcement. Every regular meeting of our Board includes a meeting of our independent non-executive directors without management present.

Board Leadership Structure

•	Chairman of the Board: Carl Schlachte

•	Chief Executive Officer: Victor Viegas

•	All of our non-employee directors are independent.

Independence of Directors

In accordance with the standards for independence set forth in the rules of The NASDAQ Stock Market, our Board has determined that, except for Mr. Viegas, our Chief Executive Officer, each of the members of our Board has no relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director and is otherwise “independent” in accordance with the applicable rules of The NASDAQ Stock Market as currently in effect.

Risk Management

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to us and our stockholders. Consistent with our Board leadership structure, our Chief Executive Officer and other members of our executive team are responsible for the day-to-day management of risk, while our Board is responsible for ensuring that we have an appropriate culture of risk management, set the right “tone at the top,” oversee our aggregate risk profile and assist management in addressing specific risks.

Our Board exercises its oversight responsibility for risk both directly and through its standing committees. Strategic, operational and competitive risks also are presented and discussed at our Board’s quarterly meetings, and more often as needed. On at least an annual basis, our Board conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks. On a regular basis between Board meetings, our Chief Executive Officer provides updates to the Board on the critical issues we face and recent developments in our principal markets.

Risk Management

•	Our Board oversees risk management.
•	Our Board and standing committees spend a portion of their time reviewing and discussing specific risk topics.
•	Company management is charged with managing risk through internal processes and controls.

Our Audit Committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with our full Board and its committees. Our Audit Committee meets regularly with our Chief Financial Officer, our independent auditor, our General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and our risk management framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. Our Audit Committee meets regularly in separate executive sessions with the independent auditor, as well as with Audit Committee members only, to facilitate a full and candid discussion of risk and other issues.

Our Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Compensation Discussion and Analysis—Risk Assessment of Compensation Programs.”

Our Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, director independence, and our corporate governance profile and ratings. Our Nominating and Corporate Governance Committee also is actively engaged in overseeing risks associated with succession planning for our Board and management.

Board and Committee Self-Evaluations

Our Board and each of the Audit, Compensation and Nominating and Corporate Governance Committees conduct an annual self-evaluation, which includes a qualitative assessment by each director of the performance of our Board and the committee or committees on which the director sits. Our Board also conducts an annual evaluation of its Chairman. Our Nominating and Corporate Governance Committee oversees the evaluation processes and reports the results to the committees and full Board following the completion of such evaluations.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that outlines the principles of legal and ethical business conduct. This Code, which is applicable to all of our directors, employees, and officers, is available on our website at http://ir.immersion.com/governance.cfm. Any substantive amendment or waiver of this code may be made only by our Board upon a recommendation of the Audit Committee and, as required by applicable SEC rules, we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by disclosing such information on our website.

Communications by Stockholders with Directors

Stockholders may communicate with any and all directors by transmitting correspondence by mail, or e-mail, addressed as follows: Board or individual director, c/o Corporate Secretary, Immersion Corporation, 50 Rio Robles, San Jose, California 95134; E-mail Address: corporate.secretary@immersion.com. Our Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s). The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Board Meetings and Committees of the Board

Attendance at Board, Committee and Annual Stockholder Meetings

Our Board and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The Board met seven times during 2015. Each director attended at least 75% of the meetings of the Board and of any committees of the Board on which he serves. The total number of meetings held by each committee is set forth below under “Committees of the Board.”

We make every effort to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. All directors are encouraged to attend the annual meeting of stockholders. Five directors attended our 2015 annual meeting of stockholders.

Executive Sessions of the Board

The non-executive members of our Board and all committees of our Board meet in executive session without management present at each regularly scheduled in-person Board and committee meeting.

Committees of the Board

The Board has a separately-designated standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

The Board has also adopted a written charter for each of the Board committees. Each charter is available on our website at http://ir.immersion.com/governance.cfm.

In each case, our Board has delegated the responsibilities set forth below to the respective committee; however, our Board may from time to time, perform the duties itself.

The table below provides current membership (M) and chairmanship (C) information for each standing committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Victor Viegas
David Habiger		M	M
Jack Saltich		C	C
Carl Schlachte	M		M
David Sugishita	C	M
John Veschi	M		M

Audit Committee and Audit Committee Financial Expert

Members:	David Sugishita (Chairman) John Veschi Carl Schlachte
Number of Meetings in Fiscal Year 2015:	6
Independence:

Our Board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of The NASDAQ Stock Market and the SEC for Audit Committee membership.

Financial Expert:

Our Board has determined that all members of the Audit Committee possess the level of financial literacy required by applicable NASDAQ Stock Market and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Sugishita, is an “audit committee financial expert,” as defined in the rules of the SEC.

Responsibilities:	Our Audit Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•   retaining our independent registered public accounting firm;

•   reviewing the scope of audit and pre-approving permissible non-audit services by our independent registered public accounting firm;

•   reviewing the accounting principles and auditing practices and procedures to be used for our financial statements;

•   reviewing the results of the audits of our financial statements;

•   reviewing risk management framework and programs; and

•   reviewing related party transactions.

Compensation Committee

Members:	Jack Saltich (Chairman) David Habiger David Sugishita
Number of Meetings in Fiscal Year 2015:	4
Independence:

Our Board has determined that each member of the Compensation Committee meets the independence criteria set forth in the applicable NASDAQ Stock Market rules, is a “non-employee director,” as defined in Rule 16b-3 under Section 16 of the Exchange Act, and is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Responsibilities:

Our Compensation Committee provides assistance to our Board in various matters, including with respect to the following:

•   overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees and properly aligning executive compensation with stockholder interests and business performance;

•   making recommendations to the Board with respect to and administration of our equity-based compensation plans, including our equity incentive plans and employee stock purchase plan;

•   reviewing and approving compensation packages for our executive officers;

•   reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and

•   reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board.

Other than the delegation to the Chief Executive Officer of the authority to grant awards under certain equity plans pursuant to guidelines set by the Board, our Compensation Committee has not delegated any of its duties under its charter. The Compensation Committee may, however, from time to time, delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

Nominating and Corporate Governance Committee

Members:	Jack Saltich (Chairperson) David Habiger Carl Schlachte John Veschi
Number of Meetings in Fiscal Year 2015:	1
Independence:	Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the criteria for independent Board members set forth in the applicable NASDAQ Stock Market rules.

Responsibilities:

Our Nominating and Corporate Governance Committee provides assistance to our Board in various matters, including fulfilling its responsibilities with respect to the following:

•   identifying, evaluating and recommending candidates for Board positions to our Board and recommending to our Board policies on Board and committee composition and criteria for Board membership;

•   recommending to our Board, and reviewing on a periodic basis, our succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of our Chief Executive Officer;

•   periodically reviewing policies and the compliance of senior executives with respect to these policies;

•   reviewing our compliance with corporate governance listing requirements of The NASDAQ Stock Market; and

•   assisting our Board in developing criteria for the annual evaluation of our Chief Executive Officer, director and committee performance.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions. Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described in “Director Compensation” above and “Executive Compensation” below, since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which we are or were a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any of the immediate family members of such persons, had or will have a direct or indirect material interest.

In addition to indemnification provisions in our Bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by us or in our right, arising out of their services as our director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OWNERSHIP OF OUR EQUITY SECURITIES

Directors and Executive Officers

The following table sets forth information regarding beneficial ownership of Immersion Corporation common stock by each director, each individual named in the 2015 Summary Compensation Table on page 43, and our directors and executive officers as a group, all as of March 31, 2016. Unless otherwise noted, voting power and investment power in Immersion Corporation common stock are held solely by the named person. The address of each of the individuals named below is c/o Immersion Corporation, 50 Rio Robles, San Jose, California 95134.

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares [1]	Additional Information
Victor Viegas	1,269,095	4.40%	Includes 1,193,708 shares that may be acquired upon exercise of options on or before May 30, 2016.
Paul Norris	46,751	*	Includes 39,166 shares that may be acquired upon exercise of options on or before May 30, 2016.
Jason Patton	70,208	*	Includes 70,208 shares that may be acquired upon exercise of options, or shares that vest pursuant to restricted stock units, on or before May 30, 2016.
Mahesh Sundaram	89,495	*	Includes 79,166 shares that may be acquired upon exercise of options on or before May 30, 2016
Carl Schlachte	57,307	*	Includes 40,000 shares that may be acquired upon exercise of options on or before May 30, 2016.
David Habiger	16,666	*	Includes 16,666 shares that may be acquired upon exercise of options on or before May 30, 2016.
Jack Saltich	123,713	*	Includes 47,000 shares that may be acquired upon exercise of options on or before May 30, 2016.
David Sugishita	44,300	*	Includes 10,834 shares that may be acquired upon exercise of options on or before May 30, 2016.
John Veschi	0	*	-
All directors, director nominee and executive officers as a group (9 persons)	1,719,390	5.97%	Includes 1,496,748 shares that may be acquired upon exercise of options on or before May 30, 2016.

* Less than 1% of issued and outstanding shares of Immersion Corporation common stock.

1 Calculated on the basis of 28,818,870 shares of Immersion Corporation common stock outstanding as of March 31, 2016, provided that any additional shares of Immersion Corporation common stock that a stockholder has the right to acquire within 60 days after March 31, 2016, or May 30, 2016, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of the issued and outstanding Immersion Corporation common stock. Unless otherwise noted, to our knowledge, voting power and investment power in Immersion Corporation common stock are held solely by the named entity.

Name and Address	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares [1]	Additional Information
Senvest Management, LLC 540 Madison Ave, 32nd Floor NY, NY 10022	4,446,597	15.43%	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2016, Senvest Management LLC and Richard Marshaal have shared voting and dispositive power with respect to these shares.
Kingdom Ridge Capital, LLC 81 Main Street, Suite 209 White Plains, NY 10601	2,527,998	8.77%	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2016, Christopher Zepf and Kingdom Ridge Capital, LLC have shared voting and dispositive power with respect to 2,527,998 shares, and Kingdom Ridge Capital Master Fund, Ltd. has shared voting and dispositive power as to 2,519,998 shares. The address for Kingdom Ridge Capital Master Fund, Ltd. is Gardenia Court, Suite 3307, 45 Market St., Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands
Shannon River Partners, LP 850 Third Ave., 11th Floor NY, NY 10022	2,445,194	8.48%	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2016, Spencer Waxman, Shannon River Partners, LP, Shannon River Fund Management Co LLC, and Shannon River Capital Management LLC have shared voting and dispositive power with respect to 179,668 shares, Spencer Waxman, Shannon River Master Fund, LP and Shannon River Global Management LLC have shared voting and dispositive power as to 669,503 shares, and Spencer Waxman, Doonbeg Master Fund, LP and Doonbeg Global Management LLC have shared voting and dispositive power as to 1,596,023 shares.
BlackRock, Inc. 55 East 52nd St. NY, NY 10055	1,601,672	5.56%	Based solely on a Schedule 13G/A filed with the SEC on January 26, 2016, Blackrock Inc. has the sole voting power with respect to 1,548,075 shares and the dispositive power as to 1,601,672 shares.

1 Calculated on the basis of 28,818,870 shares of common stock outstanding as of March 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and persons who beneficially own more than 10% of our common stock were complied with during the fiscal year ended December 31, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes our fiscal year 2015 (“fiscal 2015”) compensation program as it relates to the following executive officers, all of whom we refer to collectively as our “named executive officers.” Our named executive officers for fiscal 2015 are as follows:

Name	Title
Victor Viegas (1)	Chief Executive Officer, Interim Chief Financial Officer and Director
Paul Norris (1)	Former Chief Financial Officer
Mahesh Sundaram (2)	Vice President, Worldwide Sales and Customer Support
Jason Patton (2)	Former Vice President & General Manager, Content & Media Business

(1) Effective February 26, 2016, Mr. Norris resigned and Mr. Viegas was appointed Interim Chief Financial Officer.

(2) On November 20, 2015, we combined our Content & Media Business and our OEM Sales Organization within the company reporting to Mr. Sundaram, who was formerly our Vice President of Worldwide OEM Sales. Mr. Patton’s last day with us was December 31, 2015.

Executive Summary

In this Compensation Discussion and Analysis, we summarize our objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. Included below are discussions regarding how our compensation program ties to our strategic goals and objectives and supports stockholder value creation. Specifically, we will discuss our compensation philosophy, our compensation approach, our compensation determinations and our policies and practices related to executive compensation. Our executive compensation program reflects a commitment to:

•	align compensation with our annual and long-term business objectives and performance;

•	enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success;

•	motivate executive officers to enhance long-term stockholder value; and

•	position us competitively among the companies against which we recruit and compete for talent.

2015 Executive Compensation Program.

In determining the compensation of our named executive officers for fiscal 2015, the Compensation Committee evaluated various factors, including the following:

•	our overall business and financial performance;

•	how our compensation program can drive our strategic goals and support stockholder value creation;

•	the individual’s performance, experience and skills;

•	compensation previously paid or awarded to the individual;

•	competitive market data for similar positions based on a blend of our peer group and the technology survey data from Radford Associates, a unit of Aon Hewitt; and

•	voting results from our 2014 “Say-on-Pay” vote on the compensation of our named executive officers.

For fiscal 2015, the Compensation Committee approved an executive compensation program that consisted of three principal elements: base salary, short term cash incentive awards under our executive incentive plans (“EIP”) and long-term equity-based incentive awards (“LTI”). Our Compensation Committee believes that, by allocating compensation among these elements, our overall executive compensation program appropriately balances compensation-related risk and the desire to focus our named executive officers on specific short-term and long-term goals important to our overall success. Consistent with our pay-for-performance philosophy, a significant portion of the compensation of our named executive officers in fiscal 2015 was variable or at-risk. For our Chief Executive Officer, 74% of his target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock. For our other named executive officers as a group, 47% of their target total direct compensation was subject to annual performance goals or tied to the appreciation in value of our common stock.

The following table summarizes total direct compensation for our named executive officers in fiscal 2015:

	Base Salary		Executive Incentive Plan (EIP)		Equity Award (3)
Name	2015 Base Salary ($) (1)	Percent Change Compared to 2014	2015 EIP Award Target ($)	2015 EIP Award Payout ($)	2015 Equity Award ($)
Victor Viegas (2)	350,000	---	402,500	424,976	572,595
Paul Norris	300,472	4%	165,260	173,334	199,454
Mahesh Sundaram	325,000	2%	195,000	204,528	---
Jason Patton (4)	242,050	3%	121,025	---	78,623

(1) Differs from actual paid as set forth in Summary Compensation Table due to payroll period allocation.

(2) Mr. Viegas has never received an increase in his base salary since he was hired in October 2009.

(3) Equity award value is grant value as reported in the Summary Compensation Table.

(4) Mr. Patton’s last day with the company was December 31, 2015 and thus, was not eligible to receive a payout under the 2015 Executive Incentive Plan.

Executive Compensation Governance and Practices

In designing our executive compensation program, we have implemented programs and policies to create alignment with our stockholders and that support our commitment to good compensation governance as follows:

•	Clawback Policy. We have the authority to require repayment of certain annual cash incentives in instances of executive misconduct.

•

No Tax Gross-Ups.  Tax gross-ups are not provided to our executive officers for personal expenses or in the event that excise taxes are incurred following a qualifying termination in connection with a change in control.

•

Independent Compensation Consultant.  The Compensation Committee has engaged Compensia, Inc. (“Compensia”) to act as its independent compensation consultant. Compensia provides services only to the Compensation Committee and provided no other services to us during fiscal 2015.

•

Stock Ownership Guidelines.  We have established stock ownership guidelines to further align our CEO’s interests with those of our stockholders. The guidelines require our CEO to acquire and hold a meaningful ownership interest in our company.

•	Capped Award Payouts. We set maximum award levels on our executive incentive plans.

•	No Repricing of Underwater Options. Repricing of stock options is expressly prohibited by our equity incentive plan without the approval of our stockholders.

•	No Executive Pension Benefits. Named executive officers participate in the same defined contribution retirement plans as other employees.

The Compensation Committee believes that the programs and policies described above clearly demonstrate our commitment to, and consistent execution of, an effective performance-oriented executive compensation program.

2014 Say on Pay Vote

At the annual meeting of our stockholders held in June 2014, which is the last time our stockholders considered our named executive officers’ compensation, approximately 54% of the total stockholders’ votes cast were cast in favor of our named executive officers’ 2013 compensation. In response to this result, the Compensation Committee has continued to modify key elements in the executive compensation program to address the stockholders’ concerns, including (1) over the last two years, increasing the percentage of the total cash compensation of the Chief Executive Officer that is subject to performance by increasing the targeted award of the executive incentive plan in lieu of increasing base salary; (2) granting the Chief Executive Officer an option grant with 100% performance-based vesting as compared to the time-based vesting used in the past; and (3) targeting just under the 50th percentile of the benchmark data for determining the value of the Chief Executive Officer’s grant.

Compensation Philosophy

The primary objective of our executive compensation program is to align compensation with our overall business goals and stockholder interests. Our compensation objective is to attract and retain top tier executive talent capable of managing in a dynamic business environment and motivate them to achieve above-market performance with a long-term view in creating stockholder value. To this end, our executive compensation philosophy reflects:

•	a pay-for-performance model that delivers pay based on overall company and individual performance;

•	an emphasis on long-term equity-based incentive awards that link a meaningful portion of executive compensation to the appreciation in value of our common stock; and

•	benchmarking of our pay levels and compensation practices against a peer group that is reasonable and appropriate for our company.

Our named executive officers’ total compensation includes base salary, an annual incentive cash award, and long-term equity incentive compensation.

Compensation Element	Objectives	Key Features
Base Salaries	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Adjustments are considered annually based on individual performance, level of pay relative to market and internal pay equity.
Short-Term Cash Incentive Awards

Rewards annual corporate and individual performance and achievement of strategic goals.

Aligns named executive officers’ interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Short-term cash incentive payments are cash awards based on financial targets—Revenue and Non-GAAP Net Income (as defined below in the section entitled “Executive Incentive Plans”)—for all named executive officers. A portion of the cash incentive award is also based on individual performance evaluated against individual

Compensation Element	Objectives	Key Features
Retains named executive officers by providing market-competitive compensation.

performance goals. Annual incentive awards can vary from 0% to 216% of the target amount for the Chief Executive Officer and 0% to 204% for all other Named Executive Officers. For payment to have been made under the objective component of the plans, the minimum revenue and Non-GAAP Net Income targets need to have been met.

Long-Term Incentive Awards (Equity Awards)

Aligns named executive officers’ interests with long-term stockholder interests by linking part of each named executive officers’ compensation to stock price performance.

Provides opportunities for wealth creation and ownership which promotes retention and enables us to attract and motivate our named executive officers.

Retention of named executive officers through multi-year vesting of equity granted and multi-year performance periods.

Utilizes different equity types, including stock options and restricted stock units to balance stockholder interests and retention.

Long-term equity awards generally vest in increments over a three or four-year period.

In the case of our CEO, vesting is linked to performance-based conditions.

Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans and our employee stock purchase plan, which are generally available to all of our employees. Although our Compensation Committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, our Compensation Committee, as part of its evaluation of the compensation of our executive officers, reviews not only the individual elements of compensation, but also total compensation.

Role of Compensation Committee

The Compensation Committee reviews and recommends to the Board for approval all compensation programs (including equity compensation) applicable to our named executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our Chief Executive Officer. The Compensation Committee approves the compensation of all other executive officers. The Compensation Committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the Compensation Committee deems appropriate.

Role of Chief Executive Officer in Compensation Decisions

While the Compensation Committee determines our overall compensation philosophy, our Board sets the compensation for our Chief Executive Officer. Our Chief Executive Officer also provides our Board and our Compensation Committee with his perspective on the performance of our named executive officers as part of the determination of the individual portion payable under the executive incentive plans (as described below) and the annual personnel review as well as a self-assessment of his own performance. Our Chief Executive Officer is not present during any discussions by our Compensation Committee or our Board relating to his own compensation. Our Chief Executive Officer recommends to our Compensation Committee specific compensation amounts for named executive officers other than himself, and our Compensation Committee considers those recommendations and the information provided by its compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our Chief Executive Officer, Vice President of Human Resources, and General Counsel regularly attend our Compensation Committee’s meetings to provide perspectives on the competitive landscape and the needs of the business, information regarding our performance, and technical advice. Members of our Compensation Committee also participate in our Board’s annual review of the Chief Executive Officer’s performance and its setting of annual performance goals, in each case led by our independent Chairman of the Board. See “Board Structure” above for further details.

Role of the Compensation Consultant

The Compensation Committee uses a compensation consultant primarily to provide input on compensation trends and developments and to assist with executive compensation benchmarking. The compensation consultant also provides a valuable outside perspective on executive compensation practices.

In establishing executive compensation for fiscal 2015, the Compensation Committee engaged Compensia to serve as its independent compensation consultant. During fiscal 2015, Compensia advised our Compensation Committee on executive compensation matters, including performing an executive compensation assessment, peer group methodology, structure of our compensation program, risk mitigation, and disclosure about executive compensation. Compensia was engaged directly by the Compensation Committee and does not provide any other unrelated products or services to us. No work performed by Compensia during fiscal year 2015 raised a conflict of interest.

Peer Group and Benchmarking

In performing the executive compensation assessment, Compensia used market data that reflected a 50/50 blend of (1) the peer group below and (2) a blend of national Radford technology survey data for companies with under $50 million in revenues and $50 to $199.99 million in revenues. The companies comprising the peer group used by Compensia to aid in benchmarking compensation for 2015 were:

Audience	CEVA, Inc.	Digimarc Corp.
DTS	GSI Technology	Intermolecular
MoSys	Neonode	NVE
PDF Solutions	Universal Display	Wi-Lan

In determining the peer group for fiscal 2015, the Compensation Committee reviewed the peer group used in fiscal 2014 against the objective criteria used for selecting peers in 2014 including companies in the IP licensing or semiconductor industry with revenues that were approximately one-half to three times our estimated revenues for 2013 and market capitalizations equal to approximately one-half to three times our market capitalization. Although several of the companies did not meet the criteria in fiscal 2015, the Compensation Committee elected to keep the companies as part of the peer group due to the overlap of companies with the ISS-defined peer group and the lack of other similarly-situated companies.

Compensation Determinations

The Compensation Committee made compensation determinations for our named executive officers for fiscal 2015 based on the analysis of pay levels compared to the data provided by Compensia as described above. In making these determinations, our general approach is to position the target compensation for our named executive officers based on benchmark data. While we believe that comparisons to benchmark data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to market data. Due to the variations between companies’ reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our named executive officers. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data as a starting point while also considering subjective factors such as experience, skills, competencies and performance. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members and makes adjustments to an executive’s compensation below or above the targeted percentile ranges. As a result, target compensation for each of our named executive officers may fall below or above positioning relative to the peer group for a particular element of compensation.

Base Salary.

In determining base salaries for our named executive officers, the Compensation Committee considered the market data for similar position, the individual performance, experience and skill. These increases were effective February 1, 2015. Mr. Viegas’ base salary is positioned at approximately the 50th percentile of the comparator group, and Mr. Norris and Mr. Patton are positioned at just above the 60th percentile of the comparator group, and Mr. Sundaram’s salary is outside the range of the comparator group due to previously disclosed employment arrangements which were negotiated upon hiring.

The named executive officers’ base salaries for 2015, as compared to 2014, were as follows:

Name	2014 Base Salary ($) (1)	2015 Base Salary ($) (1)	% Increase
Victor Viegas (2)	350,000	350,000	--
Paul Norris	289,433	300,472	4
Mahesh Sundaram	320,000	325,000	2
Jason Patton	235,000	242,050	3

(1) Differs from actual paid as set forth in Summary Compensation Table due to payroll period allocation.

(2) Mr. Viegas has never received an increase in his base salary since he was hired in October 2009.

Executive Incentive Plans.

The executive incentive plans are cash incentive programs designed to align executive compensation with annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and to motivate such individuals to enhance our value. Our Compensation Committee believes that aggregate incentive payouts should be tightly linked to our performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the executive incentive plans are dependent and based on our performance and each individual’s performance. Our Compensation Committee reserves the right to cancel, suspend, amend or revise all or any part of the executive incentive plans for any reason at any time.

The Compensation Committee established a target award value for each of our named executive officers for fiscal 2015 based on competitive market data for similar positions and various other factors, including individual performance in the prior year and the terms of employment arrangements with the individual. Target awards are expressed as a percentage of base salary. In establishing the target award value, the Compensation Committee considered the 65th to 75th percentile of target total cash compensation of the peer group. Both Mr. Viegas and Mr. Norris received an increase in their target award percentages. In order to further align Mr. Viegas’ cash compensation with the interests of the stockholders, the Board increased his 2015 target award from 100% of his base salary to 115%. The target award, although slightly higher than the benchmark, was deemed appropriate in lieu of not raising his base salary. The Board felt that this incentive structure better promotes strong annual results, revenue growth and operating efficiency. Mr. Norris’ award was increased from 50% of his base salary to 55%, putting his target total cash compensation at the 75th percentile of the benchmark used in setting compensation. Mr. Sundaram’s and Mr. Patton’s total target cash was higher than the benchmark used as they reflect previously disclosed employment arrangements which were negotiated upon hiring.

For fiscal 2015, target awards under the executive incentive plans represented a significant portion of total cash compensation for our named executive officers, which aligns more of the named executive officers’ compensation with the interests of the stockholders. In the case of Mr. Viegas, the Compensation Committee increased his target award under the executive incentive plan in lieu of increasing his base salary in 2015 to further align his interests with those of the stockholders.

Executive 2015 EIP Payments.

The following table sets forth the determinations of our Compensation Committee in February 2016 with respect to the executive incentive plan targets for fiscal 2015, as well as the actual amount of the cash incentive awards received by our named executive officers upon payout of the fiscal 2015 executive incentive plan.

	Fiscal 2015 EIP Target
Name	Percentage of Base Salary Rate	Award Value at Target ($)	Fiscal 2015 EIP Award Payout ($)
Victor Viegas	115%	402,500	424,976
Paul Norris	55%	165,260	173,334
Mahesh Sundaram	60%	195,000	204,528
Jason Patton*	50%	121,025	--

*Mr. Patton was no longer an employee in February 2016 when the Compensation Committee made its determinations of the payout under the 2015 Executive Incentive Plans and therefore was ineligible to participate.

Our Compensation Committee, with input from our Chief Executive Officer for all named executive officers other than our Chief Executive Officer, establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating each participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics.

Our 2015 executive incentive plans were based on two independent components. A percentage of the bonus was based on the achievement by us of certain corporate financial metrics in 2015 as set forth below, and the remainder of the bonus was based on the achievement of individual management objectives. For payment to have been made under the objective component of the plans, we must have met the minimum GAAP revenue and Non-GAAP Net Income targets set forth in the matrix below. If minimum GAAP revenue and Non-GAAP Net Income is not achieved, the plan does not fund. In addition, our Compensation Committee determined the performance weighting factors to be applied to the initial calculation of each executive’s two independent components of the bonus, which weighting factors are based on each executive’s overall annual performance as determined by our Compensation Committee. Each standard weighting factor is 1.0, but can be increased or decreased by 0.2 at the Compensation Committee’s discretion, as applicable. If each such weighting factor is increased or decreased from the standard weighting factor of 1.0, then such modified weighting factor is then multiplied by the applicable independently determined component of such executive’s incentive plan to determine the total incentive payment. As a result, the Chief Executive Officer is eligible to receive a cash award of 0%-216% of his executive incentive plan target award based on the achievement of corporate financial and individual performance goals and all other named executive officers are eligible to receive a cash award of 0%-204% of their respective executive incentive plan target awards based on the achievement of corporate financial and individual performance goals.

The GAAP revenue and Non-GAAP Net Income matrix for the corporate objectives of the 2015 executive incentive plans was set by the Compensation Committee and was based on our annual operating plan. The matrix was as follows:

GAAP Revenue ($) / Non-GAAP Net Income Targets ($)	50,120,000	56,385,000	62,650,000	68,915,000	75,180,000
11,192,878	125.0%	137.5%	150.0%	175.0%	200.0%
10,260,138	100.0	112.5	125.0	150.0	175.0
9,327,398	75.0	87.5	100.0	125.0	150.0
8,394,658	62.5	75.0	87.5	112.5	137.5
7,461,918	50.0	62.5	75.0	100.0	125.0

For purposes of the executive incentive plans, GAAP revenue means revenue recognized by us for the applicable period in accordance with GAAP and as reported in our audited financial statements, and Non-GAAP Net Income is GAAP Net Income adjusted to reflect an expected long-term effective tax rate of 19% less stock based compensation expense. Non-GAAP Net Income also excludes certain non-recurring charges including discontinued operations, restructuring charges and one-time income tax charges resulting from strategic tax reorganizations. By excluding certain one-time items from the calculations, the Compensation Committee sought to reward management for achieving the annual executive incentive plan goals, while at the same time focusing on actions that drive long-term stockholder value.

Our performance for 2015 resulted in GAAP revenues of $63.4 million and Non-GAAP Net Income of $9.074 million. Interpolating this result between the revenue levels of $62.65 million and $68.915 million and between the $8.394 million and $9.327 million Non-GAAP Net Income levels on the table above resulted in a payout percentage of 106.98% of target for this measure.

For the individual performance of each named executive officer, the Compensation Committee had set management by objectives (MBOs) for 2015 in February 2015 and scored the individual based on the completion of such MBOs as of the end of fiscal 2015. In the case of Mr. Viegas, the Compensation Committee set MBOs that included certain litigation milestones, various licensing milestones, substantially growing our OEM mobile customer base and increasing mobile pricing, effectively going to market with a wearables solution, engaging with and entering agreements with key strategic accounts, conducting pilot studies for the mobile content business, growing our Board of Directors, retooling the marketing department and achieving 2015 financial targets. Mr. Sundaram’s MBOs included achieving the 2015 revenue plan, making progress with medium to long term business development, and sales organizational health, discipline and development. Mr. Norris’ MBOs included certain key licensing activities, assisting with implementing the content and OEM business strategy, managing our compliance program, playing a lead role in investor relations, developing team members, managing information technology, implementing the international tax planning strategy and continuing to monitor and lead cost reduction efforts. Mr. Patton’s MBOs included creating and maintaining a content team, creating and developing our strategy for the content business, tracking and executing against key quarterly sales goals, driving process for analytics and content and creating an improved industry and online presence.

The following table set forth the amounts earned under each component of the 2015 executive incentive plans by the named executive officers:

	CORPORATE COMPONENT ACHIEVEMENT AT 106.98%			INDIVIDUAL COMPONENT ACHIEVEMENT AT 100%
Name (1)	Percentage of Target	Multiplier	Actual Corporate Component	Percentage of Target	Individual Component Multiplier	Actual Individual Component	Total 2015 Award
Victor Viegas	80%	1.0	$344,476	20%	1.0	$80,500	$424,976
Paul Norris	70%	1.0	$123,756	30%	1.0	$49,578	$173,334
Mahesh Sundaram	70%	1.0	$146,028	30%	1.0	$58,500	$204,528

(1) Mr. Patton was ineligible as his last day with the company was December 31, 2015 and thus was not eligible to receive a payout under the 2015 Executive Incentive Plan.

Long-Term Equity Incentive Awards.

The Compensation Committee approved annual equity awards to our named executive officers in the fiscal year 2015 after considering individual and corporate performance generally, the total compensation levels by our executives and the need to retain executives. Our Compensation Committee considers both executive and corporate performance as well as the actual compensation levels of our compensation peer companies when determining the size of equity awards.

In an effort to further align Mr. Viegas’ compensation to our performance and stockholder value creation, the Compensation Committee granted Mr. Viegas a stock option that would vest and become exercisable only if the closing price of a share of our common stock equals or exceeds $10.52 for 30 consecutive trading days on or prior to March 3, 2017, after which the option would vest pursuant to our normal and customary four-year time-based vesting schedule. This stock option has a grant date fair value of $572,595, just under the 50th percentile of our median peer group. As of December 31, 2015, this performance condition had not yet been met.

After taking into account their total cash compensation which was higher than the benchmark used, the Compensation Committee granted Mr. Norris an annual stock option grant with a grant date fair value of $199,454 that fell between the 25th and 50th percentile of our peer group and granted Mr. Patton an annual stock option grant with a grant date fair value of $38,173 and restricted stock unit grant with a grant date fair value of $40,450, which when combined also fell between the 25th and 50th percentile of our peer group.

Mr. Sundaram did not receive an equity grant because he had received a new hire grant in November 2014.

Stock Options.

Stock options are intended to align executives with the interests of stockholders in increasing sustainable, long-term stockholder value. We view stock options as an element of performance-based compensation because a stock option provides no realizable value upon grant. These instruments only deliver value to a recipient if the price of our common stock increases above the price at the time of grant and vesting requirements have been met. Our stock options are granted with an exercise price equal to the closing market price for our common stock on the date of grant and provide no cash benefit if the option is not exercised when the price of the stock exceeds the grant price during the option’s term. Our stock options typically vest over a period of four years with 25% of the grant vesting after the first year and 1/48th of the grant monthly thereafter.

RSUs.

We grant our executives restricted stock units (“RSUs”) primarily to ensure that our executives maintain an ownership stake in our company. By providing an ownership stake, RSUs align executives’ financial interests with stockholders’ interests. We believe RSUs also aid in retention and provide value to our executives, given that we do not provide pensions. Our RSUs typically vest over a period of three years, with one-third of the shares subject to the award vesting on each of the first three anniversaries of the grant date.

2015 Executive Equity Awards.

The following table sets forth the determinations of our Compensation Committee in February 2015 with respect to the fiscal 2015 annual long term incentive equity awards for our named executive officers:

Name	Position	Shares Subject to Stock Options	Shares Subject to Restricted Stock Units
Victor Viegas	CEO	150,000(1)	--
Paul Norris	CFO	52,250	--
Mahesh Sundaram	VP, Worldwide Sales & Customer Support	--	--
Jason Patton	VP & GM, Content & Media	10,000	5,000

(1) Subject to vesting as follows: 100% of the shares would only vest and become exercisable upon the achievement of performance conditions on or before March 3, 2017.

Severance and Change in Control Payments

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable, in certain situations, upon termination or change in control of our company. All such benefits extended to our executive officers are approved by our Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with companies with which we compete for talent. All such agreements with the named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

We have entered into retention and change in control agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the change in control agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they believe they will be terminated after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. Our Compensation Committee believes that these benefits therefore serve to enhance stockholder value and align the executive officers’ interests with those of our stockholders in change in control transactions.

Other Benefits

We provide certain executive officers with perquisites and other personal benefits that our Compensation Committee believes are reasonable and consistent with our overall compensation programs and philosophy and which benefits are generally available to all of our employees. These benefits are provided in order to enable us to attract and retain these executives. Our Compensation Committee periodically reviews the levels of these benefits provided to our executive officers. These benefits include participation in our health and benefits plans, retirement savings plans, housing assistance, reimbursement of certain living and education-related expenses, car services, immigration assistance, relocation assistance, and our employee stock purchase plan.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. For stock options issued pursuant to our 2011 Equity Incentive Plan, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to us or our subsidiaries and subject to any requirements of local law. For all other stock options, employees have ten years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to us or our subsidiaries and subject to any requirements of local law.

New Hire Grants.

New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. New hire grants become effective on and are priced as of the 10th business day of the month following the month of hire. These grants generally become fully vested after four years, with 25% of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Grants to individuals of 50,000 shares or less, not to exceed an aggregate of 300,000 shares in any fiscal quarter, are made by the Chief Executive Officer pursuant to the delegation of power by the Compensation Committee. Such grants must be granted on the 10th business day of each month for individuals who were employees as of the last day of the previous month. All other grants are made by our Compensation Committee.

Annual Grants.

Annual RSU grants are awarded at our regularly scheduled Board meeting held in February and are made on the second business day after the release of our year-end earnings release. These grants typically vest as to 1/3rd of shares on an annual basis assuming continued service and subject to any requirements of local law.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Internal Revenue Code of 1986, as amended, to a deduction for federal income tax purposes of up to $1,000,000 of compensation paid to our named executive officers in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The stock options and RSU awards granted under our 2007 Equity Incentive Plan and 2011 Equity Incentive Plan are intended to be treated under current federal tax law as performance-based compensation exempt from limitation on deductibility. Although our Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when it believes it to be in our and our stockholders’ best interests.

In addition to considering the tax consequences, our Compensation Committee considers the accounting consequences of, including the impact of the FASB ASC Topic 718, in its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Risk Assessment of Compensation Programs

The Compensation Committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our named executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors – Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for our overall benefit:

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The executive incentive plans are dependent on multiple performance metrics including GAAP revenue and Non-GAAP Net Income, as well as individual goals related to specific strategic or operational objectives and the corporate metric portion of the incentive plan does not pay out unless certain financial metrics are met.

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The long-term incentives are equity-based, with three and four year vesting to complement our annual cash based incentives. The long-term incentives for our Chief Executive Officer are subject to performance conditions related to our stock price.

•

Capped Incentive Awards – Awards under the executive incentive plans are generally capped at the sum of: (1) 200% of the target bonus attributable to company-wide metrics (with a maximum multiplier of 1.2), plus (2) 100% of the target bonus attributable to individual performance (with a maximum multiplier of 1.2).

•

Clawback Provision – The clawback provision provides our Board with the authority to recoup past incentive compensation in the event of a material restatement of Immersion’s financial results due to fraud, intentional misconduct or gross negligence of an executive officer.

Additionally, our Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment and the factors noted above, our Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us. In making this evaluation, our Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Compensia, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon each individual’s and our performance. Our Compensation Committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Immersion Corporation, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

COMPENSATION COMMITTEE
Jack Saltich, Chairman
David Habiger
David Sugishita

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jack Saltich, David Habiger and David Sugishita were members of our Compensation Committee during the 2015 fiscal year. None of the individuals serving on our Compensation Committee were at any time during 2015, or at any other time, an officer or employee of us, nor did they have any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 concerning our equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options,	Weighted-Average Exercise Price of Outstanding Options	Number of Securities to be Issued Upon Settlement of Outstanding Restricted Awards/Units	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)	(d)
Equity Compensation Plans Approved by Security Holders (1)	3,755,503	$ 8.50	(2) 508,779	(3) 1,719,021
Equity Compensation Plans Not Approved by Security Holders (4)	41,030	6.29	--	--

TOTAL	3,796,533		508,779	1,719,021

1

Consists of three plans: the Immersion Corporation 1997 Stock Option Plan, the 2007 Equity Incentive Plan and the 2011 Equity Incentive Plan. Excludes purchase rights under the Employee Stock Purchase Plan.

2	These RSUs and awards have no exercise price.

3	Includes 396,442 shares available for future issuance under the Employee Stock Purchase Plan

4

As of December 31, 2015, we had issued and outstanding 41,030 shares of common stock for issuance pursuant to the 2008 Employment Inducement Award Plan. Each option granted pursuant to the 2008 Employment Inducement Award Plan has a 10-year term and vests at the rate of 1/4 of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares monthly thereafter.

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2015, 2014 and 2013 by our Chief Executive Officer, our Chief Financial Officer, our VP, Worldwide Sales & Customer Support, and VP & GM of Content & Media. No other officer met the definition of named executive officer for 2015.

Name & Principal Position	Fiscal Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)

Victor Viegas	2015	$351,346	$--	$572,595	$424,976	--	$1,348,917
Chief Executive Officer and Interim	2014	351,346	--	570,850	--	--	922,196
	2013	351,346	--	3,234,720	563,556		4,149,622
Chief Financial Officer (4)
Paul Norris	2015	300,644	--	199,454	173,334		673,432
Chief Financial Officer	2014	289,288	119,400	114,170	--	--	522,858
	2013	281,071	95,300	210,208	214,672		801,251
Mahesh Sundaram	2015	325,827	--	--	204,528	145,431(7)	675,786
Vice President, Worldwide Sales & Customer Support (5)	2014	59,074	459,500	876,200	--	67,934(8)	1,462,708
Jason Patton	2015	259,435	40,450	38,173	--	132,837(9)	470,895
Former Vice President and General Manager Content & Media (6)	2014	233,193	112,400	671,725	--	45,000(10)	1,062,318

(1)	Differs from salary reported in the “Compensation Discussion & Analysis” above due to pay period allocation.
(2)

The amounts in this column represent the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718. See note 9 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of our assumptions in determining the FASB ASC Topic 718 values.

(3)	Consists of bonus awards under our executive incentive plans. See “Compensation Discussion and Analysis” above for a description of our executive incentive plans.
(4)	On February 26, 2016, Mr. Viegas was appointed Interim Chief Financial Officer.
(5)

Mr. Sundaram was appointed Vice President of Worldwide OEM Sales effective October 27, 2014; on November 20, 2015, we combined our Content & Media Business and OEM Sales Organization within the company reporting to Mr. Sundaram, whose title was changed to Vice President, Worldwide Sales & Customer Support.

(6)

Mr. Patton was appointed Vice President and General Manager, Content & Media effective January 6, 2014; on November 20, 2015, we combined our Content & Media Business and OEM Sales Organization within the company reporting to Mr. Sundaram; Mr. Patton’s last day with the company was December 31, 2015.

(7)	Consists of $57,353 for an expatriate premium allowance, $35,662 for a housing allowance, $26,968 for a vehicle allowance and $25,448 for a relocation allowance.
(8)	Consists of $17,647 for an expatriate premium allowance, $36,010 for housing assistance and living allowance and $14,277 for a company provided car and driver.
(9)	Consists of $121,025 severance payment and COBRA amounts of $11,812 pursuant to a Retention and Ownership Change Event Agreement.
(10)	Consists of a $25,000 sign on bonus and a $20,000 relocation subsidy.

2015 Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the year ended December 31, 2015:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Award Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Victor Viegas	2/25/2015	193,200	402,500	869,400
	3/3/2015					150,000	8.09	572,595	(4)

Paul Norris	2/25/2015	85,930	165,260	337,110
	3/3/2015					52,250	8.09	199,454

Mahesh Sundaram	2/25/2015	101,400	195,000	397,800

Jason Patton	3/3/2015				5,000			40,450
	3/3/2015					10,000	8.09	38,173
	2/25/2015	62,946	121,025	246,942

(1)

These awards were made pursuant to the 2015 executive incentive plans for each of Mr. Viegas, Mr. Norris, Mr. Sundaram, and Mr. Patton. For a description of the criteria upon which the awards are determined, see “Compensation Discussion and Analysis” above.

(2)

These RSUs are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.

(3)

These options are long-term equity incentive awards granted pursuant to our 2011 Equity Incentive Plan. For more information related to these awards, including the vesting schedule, see “Compensation Discussion and Analysis” above.

(4)	Subject to vesting as follows: 100% of the shares would only vest and become exercisable upon the achievement of performance conditions on or before March 3, 2017.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information concerning the outstanding equity awards held as of December 31, 2015 by our named executive officers:

		Option Awards (1)					Stock Awards (2)
		Number of Securities Underlying Unexercised Options			Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (3) ($)
	Stock Option Grant Date	Exerciseable (#)	Unexerciseable (#)

Victor Viegas	6/5/2006	100,000	—		6.11	6/5/2016	—	—
	3/3/2008	10,000	—		8.61	3/3/2018	—	—
	3/4/2009	8,500	—		2.70	3/4/2019	—	—
	11/13/2009	600,000	—		3.85	11/13/2019	—	—
	3/14/2011	43,333	—		6.61	3/14/2021	—	—
	3/8/2013	240,000	360,000		9.53	3/8/2020	—	—
	2/24/2014	22,916	77,084		11.94	2/24/2021	—	—
	3/3/2015	—	150,000		8.09	3/3/2022	—	—
Paul Norris	6/14/2012	223,958	26,042	(4)	6.12	6/14/2019	—	—
	3/8/2013	27,500	12,500		9.53	3/8/2020	—	—
	3/8/2013	—	—		—	—	3,333	38,863
	2/24/2014	9,166	10,834		11.94	2/24/2021	—	—
	2/24/2014	—	—		—	—	6,666	77,726
	3/3/2015	—	52,250		8.09
Mahesh Sundaram	11/14/2014	58,333	141,667		9.19	11/14/2021	—	—
	11/14/2014	—	—		—	—	33,333	388,663
Jason Patton	2/14/2014	59.895	65.105	(4)	11.24	2/24/2021	—	—
	2/14/2014	—	—		—	—	6,666	77,726
	3/3/2015	—	10,000		8.09	3/3/2022	—	—
	3/3/2015	—	—		—	—	5,000	58,300

(1)	Except as otherwise indicated, options vest as to 25% of the shares on the one year anniversary of the grant date and the remaining vest at a rate of 1/48th of the shares monthly thereafter.
(2)	The RSUs vest in three equal installments on each of the first three anniversaries of the date of grant.
(3)	Based on the closing price of our common stock of $11.66 per share on The NASDAQ Global Market on December 31, 2015.
(4)	Option vests as to 25% of the shares on the one year anniversary of the date of commencement of employment and the remaining vest at a rate of 1/48th of the shares monthly thereafter.

Stock Vested In Fiscal 2015

The following table provides information concerning the vesting of restricted stock units issued to our named executive officers during the year ended December 31, 2015:

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting (1)($)
Victor Viegas	30,000	252,000
Paul Norris	6,667	54,970
Mahesh Sundaram	16,667	185,170
Jason Patton	3,334	28,872

(1)	Calculated by multiplying the number of vested RSUs by the market value of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of our named executive officers that provide for severance and additional benefits in connection with our change in control:

Mr. Victor Viegas

Effective October 20, 2009, Mr. Viegas became our Interim Chief Executive Officer. In connection with his appointment, we entered into an employment agreement with Mr. Viegas pursuant to which he receives an annual base salary of $350,000 and is eligible to receive an annual bonus of up to 60% of his base salary. In 2012, the Compensation Committee increased Mr. Viegas’ target annual bonus to 80% of his salary and in 2013, the Compensation Committee increased the target to 100% of his base salary. In 2015, the Compensation Committee increased Mr. Viegas’ target annual bonus to 115% of his base salary. Mr. Viegas became our Chief Executive Officer in April 2010 and our Interim Chief Financial Officer in February 2016 and the terms of his employment agreement continue to apply.

If the employment of Mr. Viegas is terminated without “cause,” as defined in the agreement or he resigns for “constructive reason,” as defined in the agreement, he would be entitled to receive, as severance, a payment equal to 12 months of his base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards, and a post-termination exercise period of 24 months.

In the event that Mr. Viegas is terminated without cause or resigns for constructive reason within three months of, or within 1 year following, a “change of control,” as defined in the agreement, Mr. Viegas will be entitled to receive a lump sum severance payment equal to 12 months base salary and health insurance premium payments for 12 months. In addition, Mr. Viegas will also be entitled to immediate vesting of 70% of his then unvested equity awards held by him, and a post-termination exercise period of 24 months.

Payment of the foregoing benefits will be conditioned upon Mr. Viegas’ execution of a general release of claims.

Mr. Mahesh Sundaram

Effective October 27, 2014, Mr. Sundaram became our Vice President of Worldwide OEM Sales. In connection with his appointment, we entered into an offer letter with Mr. Sundaram pursuant to which he receives an annual base salary of $320,000 and is eligible to receive an annual bonus with a target of 60% of his base salary. In connection with his hiring, Mr. Sundaram also received an expatriate premium allowance of $9375 per month for the first eight months of his employment with Immersion. He also received the following assistance: housing assistance up to $1500 per month for an apartment in Shanghai through June 2015, payment of $9000 per month living allowance for the period November 2014 through June 2015 while he resided in Beijing, reimbursement of school tuition fees to his employer in the amount up to $55,500 (if required), a company-provided car and driver, cost of which would be no more than $5,000 per month for the period November 2014 through June 2015 while he was residing in Beijing, immigration assistance with our outside legal counsel and a supplemental benefits policy for him and his family while he remained in Beijing. In addition, Mr. Sundaram was provided with relocation assistance not to exceed $25,000, a one-time moving allowance for incidentals in the amount of $25,000, air transportation for him and his family from Beijing to California and 30 days temporary living expenses upon his move to California. In 2015, Mr. Sundaram’s base salary was increased to $325,000.

In addition, we entered into a Retention and Ownership Change Event Agreement with Mr. Sundaram, which provides that in the event that his employment is terminated without “cause,” as defined in the agreement, Mr. Sundaram will be entitled to receive a lump sum severance payment equal to six months base salary and payments of health insurance premiums for the earlier of six months or the date on which Mr. Sundaram first becomes eligible to obtain other group health insurance coverage. In the event Mr. Sundaram’s employment is terminated without cause, or is terminated by him with “good reason,” as defined in the agreement, in either case, in connection with an ownership change event of our company, then Mr. Sundaram will also be entitled to receive (i) a lump sum severance payment equal to 12 months base salary; (ii) payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Sundaram first becomes eligible to obtain other group health insurance coverage; and (iii) immediate vesting of 50% of his unvested equity awards held by him. Payment of the foregoing benefits will be conditioned upon Mr. Sundaram’s execution of a general release of claims.

Mr. Jason Patton

On November 20, 2015, we combined our Content & Media Business and OEM Sale Organization within the company reporting to Mr. Sundaram. The change of Mr. Patton’s employment status was treated as a termination without “cause” under the Retention and Ownership Change Event Agreement. Under the agreement he received a lump sum severance payment equal to six months base salary and payments of health insurance premiums for six months. His employment with us terminated on December 31, 2015.

	Event
Named Executive Officer	Termination without cause or resignation for “good reason” or constructive reason	Termination without cause or resignation for “good reason” or constructive reason occurs due to a change in control
Victor Viegas
Severance	$350,000	$350,000
COBRA Benefits	28,590	28,590
Equity Acceleration	911,610	911,610
TOTAL	$1,290,200	$1,290,200
Mahesh Sundaram
Severance	$162,500	$325,000
COBRA Benefits	14,295	28,590
Equity Acceleration	--	369,290
TOTAL	$176,795	$722,880

Dollar amounts include potential severance payout, potential COBRA payments and potential equity award acceleration based on the fair market value of our common stock on December 31, 2015 less the exercise price in the case of stock options.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not to be deemed “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Immersion Corporation under the 1933 Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of a written charter adopted by our Board, the purpose of our Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the internal and external audits and its subsidiaries, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board the improvements made, or to be made, in internal accounting controls, and to provide the Board with such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015, our Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed under the Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; discussed with the independent registered public accounting firm its independence; and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence; and

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.

AUDIT COMMITTEE
David Sugishita, Chairman
Carl Schlachte
John Veschi

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM (PROPOSAL 2)

We are asking our stockholders to ratify the Audit Committee’s engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its engagement. Even if the engagement is ratified, our Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if our Audit Committee feels that such a change would be in our and our stockholders’ best interest.

Deloitte & Touche LLP has been the independent registered public accounting firm that audits our financial statements since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit.

Audit Fees and All Other Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2015 and 2014 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

		2015 Fees	2014 Fees
Audit Fees		$694,147	$601,019
Audit-Related Fees		15,000	7,500
Tax Fees
	Tax Compliance/Preparation	18,436	11,753
	Other Tax Services	737,543	195,143
All Other Fees		--	--
Total Fees		$1,465,126	$815,414

Audit Fees.  This category consists of fees billed, or expected to be billed, for professional services rendered for the audits of our consolidated financial statements and the effectiveness of our internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services.

Audit-Related Fees.  This category consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.  This category consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services consist of fees billed for services including tax advice, tax strategy and other miscellaneous tax consulting and planning primarily related to our reorganization of international operations. For the fiscal year ended December 31, 2014 and December 31, 2015, our domestic tax returns were and are being handled by Armanino McKenna LLP.

All Other Fees.  This category consists of fees for all other services other than those reported above. Our intent is to minimize services in this category.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, our Audit Committee has approved, and will continue to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. None of the services described above were approved by our Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Our Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, our Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to our Audit Committee at its next meeting. Unless our Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Other Information

We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

One or more representatives of Deloitte & Touche LLP will be present at this year’s Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of the independent public accounting firm requires the affirmative vote of a majority of the votes cast by the holders of Immersion Corporation common stock voting in person or by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

IMPORTANT ANNUAL MEETING INFORMATION 000004
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C123456789
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000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
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Proxy — IMMERSION CORPORATION
ANNUAL MEETING OF STOCKHOLDERS to be held on June 3, 2016
This Proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 19, 2016, and hereby appoints Victor Viegas and Anne Peters, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Friday, June 3, 2016, at 9:30 a.m., Pacific Daylight time, at Immersion Corporation, 50 Rio Robles, San Jose, California 95134, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Under Delaware law and the Company’s bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth on the reverse side. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT TWO DIRECTORS AND FOR PROPOSAL 2, AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
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